SNYDER
                                                   COMMUNICATIONS, INC.





FOR IMMEDIATE RELEASE

Contact:
Snyder Communications, Inc.                 Dewe Rogerson Inc.
Clay Perfall                                David Pasquale or Peter Molineaux
Chief Financial Officer                     (Investors)
(301) 571-6270                              Fielding Dupuy (Media)
                                            (212) 688-6840



             SNYDER COMMUNICATIONS ACQUIRES CLINICAL COMMUNICATIONS
                           ADDING KEY MEDICAL SERVICES


(August 27, 1998, Bethesda, MD) Snyder Communications, Inc. (NYSE: SNC) announced today that it has agreed to acquire all outstanding ownership of Clinical Communications Group of Greenwich, Connecticut. The transaction, which will be accounted for as a pooling-of-interests, is valued at $108 million and is expected to be accretive to 1998 and 1999 earnings per share. The transaction is expected to close during the third quarter.

Clinical Communications is a leading provider of world-class integrated educational and marketing solutions to the pharmaceutical industry. Clinical's broad therapeutic and diverse marketing expertise drive its ability to effectively service its clients from the initial phases of drug approval through patent expiry. The company effectively bridges the gap between traditional contract research and contract sales through its comprehensive strategic planning services and in-depth knowledge of the pharmaceutical industry. Clinical Communications is accredited by both the Accreditation Council for Continuing Medical Education and the American Council on Pharmaceutical Education, and its high-end product portfolio includes interactive CD-ROMs, satellite delivered training, research alliances, custom publications, advisory boards, investigator meetings and sample programs. Clinical's long-term global clients include Astra, Bayer, Bristol Myers Squibb, Glaxo-Welcome, Janssen, Novartis, Parke Davis, Pfizer and Zeneca, among others.

Daniel M. Snyder, Chairman and Chief Executive Officer of Snyder, commented, "We are excited to have Clinical Communications join the Snyder Communications family of companies. We can now provide our pharmaceutical clients with one-stop, integrated educational solutions that can reach from a product's initial introduction to the medical community to the final phases of product launch, including ongoing pharmaceutical marketing and Direct-To-Consumer marketing. This further solidifies our role as the leading outsourced provider of value-added solutions to the world's top pharmaceutical manufacturers. Clinical is also a great fit for us because both of our organizations have established long-term relationships with the world's top pharmaceutical


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manufacturers, which will provide immediate synergies, including extensive cross-selling opportunities."

Mr. Snyder continued, "One of the reasons Snyder Communications has grown so rapidly is that we are able to identify and acquire companies like Clinical that have strong, experienced management teams and are leaders in their respective markets. This helps Snyder Communications to consistently meet the evolving global demands of our Fortune 500 clients. Snyder Communications is the only company with the scope and scale of value-added products and services to work with the Fortune 500 on this type of global basis."

Snyder Communications, Inc. is a leading provider of fully integrated outsourced marketing solutions primarily for Fortune 500 size companies. Snyder identifies high-value market segments; designs and implements marketing programs to reach them; initiates and closes sales on behalf of its clients; and provides customer care, retention and loyalty marketing services. Snyder's resources include proprietary databases of targeted consumers and small businesses; database management services; pharmaceutical detailing services; pharmaceutical consulting; medical educational communications; proprietary product sampling programs and publications; sponsored information displays in proprietary locations; marketing program consultants; creative services; field sales and marketing representatives; customer service representatives; and direct mail and fulfillment capabilities. Snyder has offices throughout the United States, the United Kingdom, France, Ireland and Hungary.



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